Exhibit 99.1

Contact: Drew Babin, CFA, CMA
Senior Managing Director of Corporate Communications
Medical Properties Trust, Inc.
(646) 884-9809
dbabin@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. REPORTS FIRST QUARTER RESULTS

Per Share Net Income of $1.05 and Normalized FFO of $0.47 in First Quarter

12% Growth in Per Share NFFO Versus Prior-Year Quarter

Acquisitions, Dispositions and Macquarie Partnership Consistent with Accretive Capital Recycling Strategy

Birmingham, AL – April 28, 2022 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced financial and operating results for the first quarter ended March 31, 2022, as well as certain events occurring subsequent to quarter end, continuing its record of double-digit growth in per share normalized funds from operations. MPT plans to also publish an Investor Update presentation under “Webcasts & Presentations” in the Investor Relations section of the Company’s website, https://investor-relations.medicalpropertiestrust.com/.

•	Net income of $1.05 and Normalized Funds from Operations (“NFFO”) of $0.47 for the 2022 first quarter on a per diluted share basis;

•

Completed in March the previously announced hospital partnership transaction with Macquarie Asset Management, resulting in an approximate $600 million gain on sale of real estate and roughly $1.3 billion in cash proceeds;

•	Added approximately $370 million in new investments, including an aggregate of approximately $200 million for four general acute hospitals in Finland;

•

As of late-April completed the profitable sales for cash proceeds of $86 million of two under-rented general acute hospitals formerly operated by Adeptus Health (“Adeptus”), reducing to less than $10 million the Company’s current investment in vacant Adeptus facilities; and

•	In February declared a quarterly dividend of $0.29 per share, an approximate 4% increase that represents the tenth consecutive year in which MPT has increased its dividend.

“Our hospitals continue to perform exceptionally well, and the organic growth benefits provided by our inflation-protected leases were realized early in 2022, as average cash rents for the majority of our portfolio increased by roughly 4%,” said Edward K. Aldag, Jr., Chairman, President, and Chief Executive Officer. “Our history of consistent dividend growth has no doubt been driven by accretive acquisitions, but it is equally the product of the uninterrupted and compounding annual cash rent increases that are embedded in virtually 100% of our leases.”

Mr. Aldag continued, “Our expected acquisitions of one to three billion dollars in 2022 is focused on the most compelling opportunities available and sized to be funded primarily with non-dilutive and attractively priced proceeds from partnership transactions such as the Macquarie deal and single asset dispositions such as the Adeptus sales.”

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, net income, and reconciliations of net income to NFFO, all on a basis comparable to 2021 results, and reconciliations of total assets to total pro forma gross assets and total revenues to total adjusted revenues.

PORTFOLIO UPDATE

During and subsequent to the first quarter, MPT continued to execute on its growth pipeline while considering several funding options that are expected to achieve accretive spreads while normalizing leverage.

In March, MPT invested approximately €178 million in a portfolio of four general acute hospitals in Helsinki, Oulu, Turku and Kuopio, Finland. The facilities are leased to Pihlajalinna, one of the largest private hospital operators in Finland, subject to leases with CPI-based rent escalators. Finland is recognized for its high quality of care and is a top destination in Europe for orthopedic surgeries among other acute conditions. MPT’s entry into the Nordic region, where reforms are creating new opportunities for private investment in health care, increases its overall investment footprint to 10 countries.

In addition, construction of the $48 million new-build Bakersfield inpatient rehabilitation hospital for Ernest was completed and added to the rent paying portfolio, and an additional £96 million was invested in the Priory relationship.

The Company has total pro forma gross assets of approximately $22.2 billion, including $16.0 billion of general acute care hospitals, $2.6 billion of behavioral health facilities, $2.0 billion of inpatient rehabilitation hospitals, $0.3 billion of long-term acute care hospitals, and $0.2 billion of freestanding emergency room and urgent care properties. MPT’s portfolio, pro forma for the transactions described herein, includes roughly 440 properties and 46,000 licensed beds across the United States as well as in Germany, the United Kingdom, Switzerland, Italy, Spain, Finland, Portugal, Australia and Colombia. The properties are leased to or mortgaged by 53 hospital operating companies.

OPERATING RESULTS AND OUTLOOK

Net income for the first quarter ended March 31, 2022 was $632 million ($1.05 per diluted share) compared to $164 million ($0.28 per diluted share) in the year earlier period.

NFFO for the first quarter was $282 million ($0.47 per diluted share) compared to $244 million ($0.42 per diluted share) in the year earlier period, a 12% increase on a per share basis.

The Company is introducing several enhancements to its periodic disclosures with this quarter’s results. First, the previous practice of providing “run-rate” estimates of future results has been revised to estimate 2022 calendar earnings and NFFO based on the existing portfolio and capitalization. The existing portfolio will include binding acquisition agreements and lease terms but will exclude the expected future contributions from development and other capital projects, the possible future impact of deleveraging and other capital markets strategies. Accordingly, the Company’s new estimates of per share net income and NFFO of $1.10 to $1.14 and $1.78 to $1.82, respectively, do not include approximately $25 million in rents from development projects that were included in the previous run-rate estimates. The 2022 estimate includes the Company’s expectations concerning Prime’s repurchase options for two of the five Prime master leases; that outcome remains undetermined, but the dilutive impact of any potential outcome would remain within the scope of the guidance range.

Second, the Company’s Quarterly Supplemental package now includes enhanced disclosures of tenant-level EBITDARM to lease payment coverage levels. Most leases are now listed by named tenant relationship, along with a description of calculation methodology.

Third, the Quarterly Supplemental package provides additional information about certain Company investments in unconsolidated real estate partnerships and investments in hospital operations that are affiliated with MPT lessees.

These estimates do not include the effects, among others, of unexpected real estate operating costs, changes in accounting pronouncements, litigation costs, debt refinancing costs, acquisition costs, currency exchange rate movements, changes in income tax rates, interest rate hedging activities, write-offs of straight-line rent or other non-recurring or unplanned transactions. Moreover, these estimates do not provide for the impact on MPT or its tenants and borrowers from the global COVID-19 pandemic. These estimates may change if the Company acquires or sells assets in amounts that are different from estimates, market interest rates change, debt is refinanced, new shares are issued, additional debt is incurred, other operating expenses vary, income from equity investments vary from expectations, or existing leases or loans do not perform in accordance with their terms.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for Thursday, April 28, 2022 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter ended March 31, 2022. The dial-in numbers for the conference call are 844-535-3969 (U.S. and Canada) and 409-937-8903 (International); both numbers require passcode 4176908. The conference call will also be available via webcast in the Investor Relations section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available beginning shortly after the call’s completion. The telephone replay will be available through May 12, 2022 using dial-in numbers 855-859-2056 and 404-537-3406 for U.S. and International callers, respectively, and passcode 4176908. The webcast replay will be available for one year following the call’s completion on the Investor Relations section of the company’s website.

The Company’s supplemental information package for the current period will also be available on the Company’s website in the Investor Relations section.

The Company uses, and intends to continue to use, the Investor Relations page of its website, which can be found at www.medicalpropertiestrust.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the Investor Relations page, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed in 2003 to acquire and develop net-leased hospital facilities. From its inception in Birmingham, Alabama, the Company has grown to become one of the world’s largest owners of hospitals with roughly 440 facilities and 46,000 licensed beds (on a pro forma basis) in ten countries and across four continents. MPT’s financing model facilitates acquisitions and recapitalizations and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “estimate”, “target”, “anticipate”, “believe”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding our strategies, objectives, future expansion and development activities, and expected financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results or future events to differ materially from those expressed in or underlying such forward-looking statements, including, but not limited to: (i) the economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic, including governmental assistance to hospitals and healthcare providers, including certain of our tenants; (ii) the ability of our tenants, operators and borrowers to satisfy their obligations under their respective contractual arrangements with us, especially as a result of the adverse economic impact of the COVID-19 pandemic, and government regulation of hospitals and healthcare providers in connection with same (as further detailed in our Current Report on Form 8-K filed with the SEC on April 8, 2020); (iii) our expectations regarding annual guidance for net income and NFFO per share; (iv) our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate acquisitions and investments; (v) the nature and extent of our current and future competition; (vi) macroeconomic conditions, such as a disruption of or lack of access to the capital markets, rising inflation or movements in currency exchange rates; (vii) our ability to obtain debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and pay down, refinance, restructure or extend our indebtedness as it becomes due; (viii) increases in our borrowing costs as a result of changes in interest rates and other factors, including the potential phasing out of LIBOR; (ix) international, national and local economic, real estate and other market conditions, which may negatively impact, among other things, the financial condition of our tenants, lenders and institutions that hold our cash balances, and may expose us to increased risks of default by these parties; (x) factors affecting the real estate industry generally or the healthcare real estate industry in particular; (xi) our ability to maintain our status as a REIT for federal and state income tax purposes; (xii) federal and state healthcare and other regulatory requirements, as well as those in the foreign jurisdictions where we own properties; (xiii) the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain equity or debt financing secured by our properties or on an unsecured basis; (xiv) the ability of our tenants and operators to comply with applicable laws, rules and regulations in the operation of the our properties, to deliver high-quality services, to attract and retain qualified personnel and to attract patients; (xv) potential environmental contingencies and other liabilities; (xvi) the risk that property sales, loan repayments, and other capital recycling transactions do not occur; (xvii) the accuracy of our methodologies and estimates regarding environmental, social and governance (“ESG”) metrics, goals and targets, tenant willingness and ability to collaborate towards reporting ESG metrics and meeting ESG goals and targets, and the impact of governmental regulation on our ESG efforts; and (xviii) the risk that the sale by Steward of its Utah operations to HCA does not occur.

The risks described above are not exhaustive and additional factors could adversely affect our business and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and as updated in our quarterly reports on Form 10-Q. Forward-looking statements are inherently uncertain and actual performance or outcomes may vary materially from any forward-looking statements and the assumptions on which those statements are based. Readers are cautioned to not place undue reliance on forward-looking statements as predictions of future events. We disclaim any responsibility to update such forward-looking statements, which speak only as of the date on which they were made.

# # #

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)
	March 31, 2022	December 31, 2021
	(Unaudited)	(A)
Assets
Real estate assets
Land, buildings and improvements, intangible lease assets, and other	$14,029,059	$14,062,722
Investment in financing leases	2,063,227	2,053,327
Real estate held for sale	—	1,096,505
Mortgage loans	224,281	213,211

Gross investment in real estate assets	16,316,567	17,425,765
Accumulated depreciation and amortization	(1,054,361)	(993,100)

Net investment in real estate assets	15,262,206	16,432,665
Cash and cash equivalents	248,846	459,227
Interest and rent receivables	65,933	56,229
Straight-line rent receivables	660,421	728,522
Investments in unconsolidated real estate joint ventures	1,534,514	1,152,927
Investments in unconsolidated operating entities	1,455,842	1,289,434
Other loans	66,963	67,317
Other assets	523,109	333,480

Total Assets	$19,817,834	$20,519,801

Liabilities and Equity
Liabilities
Debt, net	$10,117,989	$11,282,770
Accounts payable and accrued expenses	595,026	607,792
Deferred revenue	18,834	25,563
Obligations to tenants and other lease liabilities	166,626	158,005

Total Liabilities	10,898,475	12,074,130
Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 750,000 shares; issued and outstanding —598,676 shares at March 31, 2022 and 596,748	599	597
shares at December 31, 2021
Additional paid-in capital	8,547,892	8,564,009
Retained earnings (deficit)	369,972	(87,691)
Accumulated other comprehensive loss	(5,010)	(36,727)

Total Medical Properties Trust, Inc. Stockholders’ Equity	8,913,453	8,440,188
Non-controlling interests	5,906	5,483

Total Equity	8,919,359	8,445,671

Total Liabilities and Equity	$19,817,834	$20,519,801

(A)	Financials have been derived from the prior year audited financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended
	March 31, 2022	March 31, 2021
Revenues
Rent billed	$263,402	$213,344
Straight-line rent	61,044	54,873
Income from financing leases	51,776	50,894
Interest and other income	33,578	43,654

Total revenues	409,800	362,765
Expenses
Interest	91,183	86,972
Real estate depreciation and amortization	85,316	75,642
Property-related (A)	8,598	5,453
General and administrative	41,424	36,073

Total expenses	226,521	204,140
Other income (expense)
Gain on sale of real estate and other, net	451,638	989
Earnings from equity interests	7,338	7,101
Debt refinancing and unutilized financing costs	(8,816)	(2,269)
Other (including fair value adjustments on securities)	9,887	7,794

Total other income	460,047	13,615

Income before income tax	643,326	172,240
Income tax expense	(11,379)	(8,360)

Net income	631,947	163,880
Net income attributable to non-controlling interests	(266)	(97)

Net income attributable to MPT common stockholders	$631,681	$163,783

Earnings per common share - basic and diluted:
Net income attributable to MPT common stockholders	$1.05	$0.28

Weighted average shares outstanding - basic	598,676	576,240
Weighted average shares outstanding - diluted	598,932	577,541
Dividends declared per common share	$0.29	$0.28

(A) Includes $6.3 million and $3.5 million of ground lease and other expenses (such as property taxes and insurance) paid directly by us and reimbursed by our tenants for the three months ended March 31, 2022 and 2021, respectively.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended
	March 31, 2022	March 31, 2021
FFO information:
Net income attributable to MPT common stockholders	$631,681	$163,783
Participating securities’ share in earnings	(402)	(370)

Net income, less participating securities’ share in earnings	$631,279	$163,413
Depreciation and amortization	99,459	88,536
Gain on sale of real estate and other, net	(451,638)	(989)

Funds from operations	$279,100	$250,960
Write-off (recovery) of straight-line rent and other	2,604	(5,238)
Non-cash fair value adjustments	(8,023)	(4,065)
Debt refinancing and unutilized financing costs	8,816	2,269

Normalized funds from operations	$282,497	$243,926
Share-based compensation	11,804	12,264
Debt costs amortization	5,613	4,009
Rent deferral, net	(3,716)	803
Straight-line rent revenue and other	(77,333)	(67,275)

Adjusted funds from operations	$218,865	$193,727

Per diluted share data:
Net income, less participating securities’ share in earnings	$1.05	$0.28
Depreciation and amortization	0.17	0.15
Gain on sale of real estate and other, net	(0.75)	—

Funds from operations	$0.47	$0.43
Write-off (recovery) of straight-line rent and other	—	(0.01)
Non-cash fair value adjustments	(0.01)	—
Debt refinancing and unutilized financing costs	0.01	—
Normalized funds from operations	$0.47	$0.42
Share-based compensation	0.02	0.02
Debt costs amortization	0.01	0.01
Rent deferral, net	(0.01)	—
Straight-line rent revenue and other	(0.12)	(0.11)

Adjusted funds from operations	$0.37	$0.34

Notes:

(A) Certain line items above (such as depreciation and amortization) include our share of such income/expense from unconsolidated joint ventures. These amounts are included with the activity of all of our equity interests in the “Earnings from equity interests” line on the consolidated statements of income.

(B) Investors and analysts following the real estate industry utilize funds from operations, or FFO, as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or Nareit, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the Nareit definition, we also disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our results of operations or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to normalized FFO (i) non-cash revenue, (ii) non-cash share-based compensation expense, and (iii) amortization of deferred financing costs. AFFO is an operating measurement that we use to analyze our results of operations based on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our leases generally have significant contractual escalations of base rents and therefore result in recognition of rental income that is not collected until future periods, and costs that are deferred or are non-cash charges. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (calculated pursuant to GAAP) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to GAAP) as an indicator of our liquidity.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

2022 Guidance Reconciliation

(Unaudited)

	2022 Guidance -Per Share(1)
	Low	High
Net income attributable to MPT common stockholders	$1.10	$1.14
Participating securities’ share in earnings	—	—

Net income, less participating securities’ share in earnings	$1.10	$1.14
Depreciation and amortization	0.68	0.68

Funds from operations	$1.78	$1.82
Other adjustments	—	—

Normalized funds from operations	$1.78	$1.82

(1)

The guidance is based on current expectations and actual results or future events may differ materially from those expressed in this table, which is a forward-looking statement within the meaning of the federal securities laws. Please refer to the forward-looking statement included in this press release and our filings with the Securities and Exchange Commission for a discussion of risk factors that affect our performance.

Total Pro Forma Gross Assets

(Unaudited)

(Amounts in thousands)	March 31, 2022
Total Assets	$19,817,834
Add:
Accumulated depreciation and amortization	1,054,361
Incremental gross assets of our joint ventures and other(1)	1,611,625
Less:
Cash on hand	(248,846)

Total Pro Forma Gross Assets(2)	$22,234,974

(1)	Adjustment to reflect our share of our joint ventures’ gross assets and certain lease intangible assets.
(2)

Total pro forma gross assets is total assets before accumulated depreciation/amortization and assumes material real estate commitments on new investments are fully funded using cash on hand (if available). We believe total pro forma gross assets is useful to investors as it provides a more current view of our portfolio and allows for a better understanding of our concentration levels as our commitments close.

Adjusted Revenues

(Unaudited)

For the Three Months Ended
(Amounts in thousands)	March 31, 2022
Total Revenues	$409,800
Revenue from real estate properties owned through joint venture arrangements	34,976

Total Adjusted Revenues(1)	$444,776

(1)

Adjusted revenues are total revenues adjusted for our pro rata portion of similar revenues in our real estate joint venture arrangements. We believe adjusted revenues is useful to investors as it provides a more complete view of revenue across all of our investments and allows for better understanding of our revenue concentration.